UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LANDMARK BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

LANDMARK BANCORP, INC.

701 Poyntz Avenue

Manhattan, Kansas 66502

(785) 565-2000

April 20, 2026

Dear Stockholder:

On behalf of the board of directors and management of Landmark Bancorp, Inc., we cordially invite you to attend our annual meeting of stockholders, to be held at 2:00 p.m., central time, on Wednesday, May 20, 2026 at the Kansas State University Alumni Center, 17th and Anderson Avenue, Manhattan, Kansas 66506. The accompanying notice of annual meeting of stockholders and proxy statement discuss the business to be conducted at the annual meeting. At the annual meeting, we will also report on our operations and the outlook for the year ahead.

We have nominated three persons to serve as Class I directors, all of whom are incumbent directors. We have also included a proposal for stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock. Additionally, our Audit and Risk Committee has appointed, and we recommend that you ratify, Forvis Mazars, LLP as our independent registered public accounting firm for the year ending December 31, 2026.

We encourage you to attend the meeting. Whether or not you plan to attend, however, please complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope, or vote by telephone or internet as described on the proxy card, as promptly as possible. This will ensure that your shares are represented at the meeting.

Very truly yours,
LANDMARK BANCORP, INC.

/s/ Abigail M. Wendel
Abigail M. Wendel
President and Chief Executive Officer

LANDMARK BANCORP, INC.

701 Poyntz Avenue

Manhattan, Kansas 66502

(785) 565-2000

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2026

To the stockholders of

LANDMARK BANCORP, INC.

The annual meeting of the stockholders of Landmark Bancorp, Inc., a Delaware corporation, will be held at the Kansas State University Alumni Center, 17th and Anderson Avenue, Manhattan, Kansas 66506 on Wednesday, May 20, 2026, at 2:00 p.m., central time, for the following purposes:

1.	to elect three Class I directors for a three-year term ending at the 2029 annual meeting of stockholders or until their successors are elected and qualified;

2.	to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock;

3.	to ratify the appointment of Forvis Mazars, LLP as our independent registered public accounting firm for the year ending December 31, 2026; and

4.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

We are not aware of any other business to come before the annual meeting. Any action may be taken on any one of the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned or postponed. The board of directors has fixed the close of business on April 1, 2026 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. In the event there is an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed to permit our further solicitation of proxies.

By order of the Board of Directors,

/s/ Abigail M. Wendel
Abigail M. Wendel
President and Chief Executive Officer

Manhattan, Kansas

April 20, 2026

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, or votING by telephone or internet as described on the proxy card. WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING, AND, IF YOU DO, YOU MAY VOTE YOUR STOCK AT THE MEETING IF YOU WISH. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

TABLE OF CONTENTS

GENERAL INFORMATION	1
PROPOSAL 1 – ELECTION OF DIRECTORS	5
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS	11
EXECUTIVE COMPENSATION	18
PAY VERSUS PERFORMANCE DISCLOSURE	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	28
DELINQUENT SECTION 16(A) REPORTS	29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30
AUDIT AND RISK COMMITTEE REPORT	31
PROPOSAL 2 – APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK	32
PROPOSAL 3 – RATIFICATION OF FORVIS MAZARS, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	34
Important Notice Regarding the Availability of Proxy Material for the Stockholder Meeting to be Held on May 20, 2026	36

LANDMARK BANCORP, INC.

701 Poyntz Avenue

Manhattan, Kansas 66502

(785) 565-2000

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 2026

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by the board of directors (the “Board”) of Landmark Bancorp, Inc. (all references to “Landmark Bancorp,” the “Company,” “we” or “our” refer to Landmark Bancorp, Inc., unless the context requires otherwise) of proxies to be voted at the annual meeting of stockholders to be held at the Kansas State University Alumni Center, 17th and Anderson Avenue, Manhattan, Kansas 66506, on Wednesday, May 20, 2026, at 2:00 p.m., central and at any adjournments or postponements of the meeting (the “Annual Meeting”). Our 2025 annual report, which includes consolidated financial statements of Landmark Bancorp and Landmark National Bank (the “Bank”), is also enclosed. This proxy statement is first being mailed to Landmark Bancorp’s stockholders on or about April 20, 2026.

The following is information regarding the meeting and the voting process, presented in a question and answer format.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because, as of the close of business on April 1, 2026, the record date for the Annual Meeting (the “Record Date”), you owned shares of Landmark Bancorp’s common stock. This proxy statement lists the matters that will be presented for consideration by the stockholders at the Annual Meeting. It also gives you information concerning the matters to be voted on at the Annual Meeting to assist you in making an informed decision.

When you sign the enclosed proxy card or vote by telephone or internet as described on the proxy card, you appoint the proxy holders as your representatives at the Annual Meeting. The proxy holders will vote your shares as you have instructed, thereby ensuring that your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, you should instruct the proxy holders how to vote your shares in advance of the Annual Meeting, to ensure that your shares are represented in case your plans change.

If you have instructed the proxy holders how to vote your shares and an issue comes up for a vote at the Annual Meeting that is not identified on the proxy card or in this proxy statement, the proxy holders will vote your shares, pursuant to your proxy, in accordance with their judgment.

How can I attend the Annual Meeting?

The Annual Meeting will be held in person only. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the annual meeting. The Annual Meeting will be held at 2:00 p.m., central time, on Wednesday, May 20, 2026 at the Kansas State University Alumni Center, 17th and Anderson Avenue, Manhattan, Kansas 66506. You will need to bring with you photo identification, and a copy of the 2026 Annual Meeting Admission Ticket included with the enclosed proxy card.

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If you hold your shares through an intermediary, such as a broker or other fiduciary (i.e., in street name), and would like to vote your shares or ask questions at the Annual Meeting, you will need to arrange to obtain a “legal proxy” from your broker.

What matters will be voted on at the Annual Meeting?

You are being asked to: (i) elect three Class I directors for a three-year term ending at the 2029 annual meeting of stockholders or until their successors are elected and qualified; (ii) approve an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate”) to increase the number of authorized shares of our common stock (the “authorized share amendment proposal”); and (iii) ratify the appointment of Forvis Mazars, LLP (“Forvis”) as our independent registered public accounting firm for the year ending December 31, 2026. These matters are more fully described in this proxy statement.

If I am the record holder of my shares, how do I vote?

You may vote either by mail, by telephone, by internet or in person at the Annual Meeting. To vote by mail, complete, sign and date the enclosed proxy card and mail it in the enclosed postage-paid, pre-addressed envelope to our transfer agent, Computershare. To vote by telephone or by internet, please follow the instructions on the proxy card.

If you sign, date and return your proxy card or vote by telephone or internet but do not provide voting instructions, the shares represented by your proxy card will be voted “FOR” each of the nominees named in this proxy statement to be elected as Class I directors; “FOR” the authorized share amendment proposal; and “FOR” the ratification of Forvis as our independent registered public accounting firm.

If you want to vote in person, please come to the Annual Meeting. We will distribute written ballots to anyone who wants to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, you should complete, sign, date and return your proxy card, or vote by telephone or internet, in advance of the Annual Meeting, to ensure that your shares are represented in case your plans change. Please note, if your shares are held in the name of your broker or other fiduciary (or in what is usually referred to as “street name”), you will need to arrange to obtain a “legal proxy” from your broker or other fiduciary in order to vote in person at the Annual Meeting.

If I hold shares in the name of a broker or other fiduciary (i.e., in street name), who votes my shares?

If you received this proxy statement from your broker, bank, trustee or other fiduciary who may hold your shares, your broker, bank, trustee or other fiduciary should have given you instructions for directing how they should vote your shares. It will then be their responsibility to vote your shares for you in the manner you direct. As discussed above, if you want to vote in person at the Annual Meeting, you will need to arrange to obtain a “legal proxy” from your broker, bank, trustee or other fiduciary.

Brokers may generally vote on routine matters, but cannot vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote your shares on a matter on which your broker does not have discretionary authority to vote, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on these matters. This is generally referred to as a “broker non-vote” and may affect the outcome of the voting as described under “How many votes are needed for approval of each proposal?”

The election of directors is considered a non-routine matter, while the authorized share amendment proposal and the ratification of the appointment of Forvis as our independent registered public accounting firm are considered routine matters. We therefore encourage you to provide directions to your broker, bank, trustee or other fiduciary who may hold your shares as to how you want your shares voted on all matters to be brought before the Annual Meeting. You should do this by carefully following the instructions your broker, bank, trustee or other fiduciary who may hold your shares gives you concerning its procedures. This ensures that your shares will be voted at the Annual Meeting.

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What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign, date and return, or vote by telephone or internet with respect to, ALL proxy cards to ensure that all your shares are voted.

What options do I have in voting on each of the proposals?

In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” for each nominee. There is no cumulative voting for the election of directors.

For the approval of the authorized share amendment proposal and the ratification of Forvis as our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to such proposals.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the Record Date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for approval of each proposal?

Proposal 1 (Election of Directors) – The affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to elect each director. An abstention with respect to a director nominee will have the same legal effect as a vote “against” such nominee, while broker non-votes, because they will not be counted as entitled to vote, will not affect the voting with respect to any nominee.

Proposal 2 (Authorized Share Amendment Proposal) – The affirmative vote of the majority of outstanding shares of common stock entitled to vote on the matter is required to approve the authorized share amendment proposal. Abstentions will have the same legal effect as a vote “against” this proposal. If you are a beneficial owner of shares held in street name and do not provide the broker, bank, trustee or other fiduciary who may hold your shares with specific voting instructions, the broker, bank, trustee or other fiduciary who may hold your shares will be entitled to vote the shares in its discretion with respect to the authorized share amendment proposal, as this is a routine matter, and broker non-votes, if any, will have the effect of a vote “against” this proposal.

Proposal 3 (Ratification of Forvis) – The affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to ratify the appointment of Forvis as our independent registered public accounting firm for the year ending December 31, 2026. Abstentions will have the same legal effect as a vote “against” this proposal. If you are a beneficial owner of shares held in street name and do not provide the broker, bank, trustee or other fiduciary who may hold your shares with specific voting instructions, the broker, bank, trustee or other fiduciary who may hold your shares will be entitled to vote the shares in its discretion with respect to the ratification of the appointment of Forvis as our independent registered public accounting firm, as this is a routine matter.

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What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

●	signing another proxy with a later date and returning that proxy to our transfer agent at:

Proxy Services

C/O Computershare Investor Services

P. O. Box 43101

Providence, RI 02940-5067;

●	sending notice to our transfer agent, at the address above, that you are revoking your proxy;

●	timely submitting another proxy via telephone or the internet; or

●	voting in person during the Annual Meeting.

If you hold your shares in the name of your broker, bank, trustee or other fiduciary who may hold your shares and desire to revoke your proxy, you will need to contact your broker or other fiduciary to revoke your proxy.

How many shares do we need to have represented at the Annual Meeting to hold the annual meeting?

A majority of the shares of common stock that are outstanding and entitled to vote as of the close of business on the Record Date must be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. Attendance at the Annual Meeting using the unique control number included on your proxy card constitutes “in person” for purposes of determining a quorum.

Shares are counted as present at the Annual Meeting if the stockholder either:

●	is present in person at the Annual Meeting; or

●	has properly submitted a signed proxy card or other proxy.

As of the close of business on the Record Date, there were 6,098,324 shares of common stock outstanding. Therefore, at least 3,049,163 shares of common stock need to be present at the Annual Meeting to establish a quorum.

What happens if a nominee is unable to stand for election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. The Board has no reason to believe any nominee will be unable to stand for election.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the Annual Meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of Landmark Bancorp or its subsidiaries may solicit proxies in person, by telephone or by e-mail. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

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PROPOSAL 1 – ELECTION OF DIRECTORS

At the Annual Meeting, our stockholders will be entitled to elect three Class I directors for a term expiring at the 2029 annual meeting of stockholders or until their successors are elected and qualified. Landmark Bancorp’s directors are divided into three classes having staggered terms of three years. Sarah Hill-Nelson, a current Class I director whose term is expiring at the Annual Meeting, has decided not to stand for re-election after 15 years as a director. We thank Ms. Hill-Nelson for her dedication and service over the years.

We have no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the Annual Meeting.

Set forth below is information concerning the nominees for election and for the other directors whose terms of office will continue after the Annual Meeting, including each person’s business experience and qualifications to serve on the Board. Unless otherwise noted, the directors have been employed in their principal occupation with the same organization for at least the last five years. The three nominees, if elected at the Annual Meeting, will serve as Class I directors for three-year terms expiring at the 2029 annual meeting of stockholders or until their successors are elected and qualified.

The affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to elect each director. An abstention with respect to a director nominee will have the same legal effect as a vote “against” such nominee, while broker non-votes, because they will not be counted as entitled to vote, will not affect the voting with respect to any nominee. The Board recommends that you vote “FOR” each of the nominees for director. Proxies properly signed and returned will be voted “FOR” each of the nominees for director unless you specify otherwise.

NOMINEES

(Class I, Term Expiring 2029)

Angela S. Hurt Age: 50 Director since: 2023 Committees:		Ms. Hurt is the President and Chief Executive Officer of Veracity Consulting, Inc., a business and technology consulting firm that helps organizations execute on their strategic initiatives and business goals, which she founded in 2006. She is also a director of Landmark National Bank.

●	Audit and Risk	●	Ms. Hurt currently serves on the board of the Kansas City Tech Council and is the President for the Kansas City Chapter of the Young Presidents’ Organization.

		●	She has also served on the board for the Kansas City Sports Commission, Women’s Employment Network, Enterprise Center in Johnson County, American Indian Enterprise and Business Council, KU Endowment Association and UMKC Women’s Center.

		●	We consider Ms. Hurt to be a qualified candidate for service on the Board and on the Audit and Risk Committee due to the skills and expertise she has demonstrated in running a local technology consulting firm, as well as her involvement in the Kansas City market.

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David H. Snapp Age: 70 Director since: 1986	Mr. Snapp is the owner of the David H. Snapp, LC law firm in Dodge City, Kansas. He is also a director of Landmark National Bank.

	●	Mr. Snapp serves as a board member of Arrowhead West, Inc., a mental and physical rehabilitation center, and the Catholic Charities of Southwest Kansas, Inc.

	●	Previously, he served as President of the Community Foundation of Southwest Kansas.

	●	Mr. Snapp is also the former President of the Santa Fe Trail Council of the Boy Scouts of America.

	●	Mr. Snapp is a member of the Kansas Title Standards Committee for real estate transactions and is a member of the Kansas Judicial Council Probate Advisory Committee.

	●	We consider Mr. Snapp to be a qualified candidate for service on the Board due to his legal skills and expertise, along with the expertise that he has acquired in running a local business and his prominence in the Dodge City market.

Angelia K. Stanland Age: 62 Director since: 2023 Committees:		Ms. Stanland is the CEO of PeopleFirst, LLC and also serves as the Chief of Staff for the Illig Family Enterprise Company. She is also a director of Landmark National Bank.

●	Compensation (Chair)	●	Previously, she served as the Vice-President of Recruiting and Associate Service for Cerner Corporation from August 2004 until January 2019.

		●	Ms. Stanland has also served on the Board of Trustees for Coker University, including a term as the Chairman of the Board.

		●	She also serves on the American Royal Board, including a term as the Chairman of the Board and is currently on the Board’s Executive Committee.

		●	Ms. Stanland has previously served on the board of the Kansas City Convention and Visitor’s Association as well as numerous other nonprofit boards.

		●	We consider Ms. Stanland to be a qualified candidate for service on the Board and the Compensation Committee due to the skills and expertise she has demonstrated in the human resources field, as well as her involvement in the Kansas City market.

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CONTINUING DIRECTORS (Class II, Term Expiring 2027)

Mark J. Kohlrus Age: 66 Director since: 2023 Committees:		Mr. Kohlrus is currently a self-employed financial consultant and has served as a director of the Landmark Bancorp since 2023. He is also a director of Landmark National Bank.
●	Audit and Risk (Chair)	●	Previously, he served as Senior Vice-President of The Brink’s Company, a publicly traded corporation, and the Chief Operating Officer of Balance Innovations, a Brink’s division, from June 2019 through his retirement in March 2023. Prior to its acquisition by Brink’s, Mr. Kohlrus was the Chief Financial Officer of Balance Innovations, LLC from 2006 to 2019.

		●	Mr. Kohlrus also served as Chief Operating Officer of BV Solutions Group, Inc. from 2000 to 2005, and Chief Financial Officer of NovaStar Financial, Inc. from 1996 to 2000.

		●	Mr. Kohlrus was also a certified public accountant with KPMG from 1982 to 1996, where he had extensive experience in the banking industry and with public companies.

		●	He served on the Kansas State Accounting Advisory Council for over 20 years and as a College of Business Executive Mentor for 10 years.

		●	We believe that Mr. Kohlrus is qualified to serve on our Board and the Audit and Risk Committee based on his extensive experience in leadership positions at publicly traded companies, his experience with banking organizations and his training and background as an accountant.

Sandra J. Moll Age: 62 Director since: 2018 Committees:		Ms. Moll is the owner of Advanced Business Solutions, LLC, a service organization based in Paola, Kansas, focused on assisting and providing solutions for financial institutions and small and medium businesses. She is also a director of Landmark National Bank.

●	Nominating and Corporate Governance	●	Ms. Moll also works with executives in an advisory capacity across the nation in strategic planning initiatives and executive management.

		●	She currently serves on the board of UX Unlimited, a technology company serving the financial services industry and she previously served on the board of KC One Heart.

		●	She is a co-founder of the nonprofit PATH that serves the Miami County, Kansas communities as well as veterans across the United States.

		●	We consider Ms. Moll to be a qualified candidate for service on the Board and the Nominating and Corporate Governance Committee due to the financial skills and extensive expertise she has acquired in her leadership roles in the financial services industry and the expertise she has acquired in running a local business, as well as her involvement in several of our market areas.

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Wayne R. Sloan Age: 72 Director since: 2013 Committees:	Mr. Sloan is the Chairman of the Board of BHS Construction, Inc., a general construction firm in Manhattan, Kansas, a position he has held since January 2021. He is also a director of Landmark National Bank.

● Nominating and Corporate Governance (Chair)	●	Previously, he was the President of BHS Construction, Inc. since 1982.

	●	He currently serves on the board and is a past President of the Pawnee Mental Health Foundation Board, and on the Business Advocacy Committee of the Manhattan Area Chamber of Commerce.

	●	Mr. Sloan has previously served as the President of the State Alliance of Boys and Girls Clubs, and as President of the Associated General Contractors of Kansas and the President of the Boys and Girls Club of Manhattan.

	●	He also served as the Chairman of the Board of the Manhattan Area Chamber of Commerce.

	●	We consider Mr. Sloan to be a qualified candidate for service on the Board and on the Nominating and Corporate Governance Committee due to the skills and expertise he has acquired in running a local business, as well as his involvement in the Manhattan market.

(Class III, Term Expiring 2028)

Abigail M. Wendel Chief Executive Officer and President	Ms. Wendel has served as the President and Chief Executive Officer of Landmark Bancorp and Landmark National Bank since March 2024. She is also a director of Landmark National Bank.

Age: 52 Director since: 2024	●

Previously, she served as President of Consumer Banking for UMB Bank, N.A. since 2018. Prior to that role at UMB, Ms. Wendel served as Senior Vice President and Director of Corporate Strategy, Government & Investor Relations from 2008 to 2015 and as Executive Vice President, Chief Strategy Officer from 2015 to 2018.

	●	Prior to joining UMB, Ms. Wendel held a variety of operational, administrative and leadership roles with the Federal Reserve Bank of Kansas City for twelve years.

	●	Ms. Wendel is also involved in a number of community organizations in and around Kansas City.

	●	We consider Ms. Wendel to be a qualified candidate for service on the Board due to her extensive experience working at key positions of a larger, regional bank, as well as her experience with the Federal Reserve Bank of Kansas City.

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Patrick L. Alexander Chairman Age: 73 Director since: 1990 Committees:		Mr. Alexander has served as the Chairman of Landmark Bancorp since January 2019 and of Landmark National Bank since May 2013, previously serving as Executive Chairman from January 2014 to December 2018. Mr. Alexander also served as President and Chief Executive Officer of Landmark Bancorp and Landmark National Bank from October 2001 until stepping down as President in May 2013 and as Chief Executive Officer in January 2014. He is also a director of Landmark National Bank.

●	Nominating and Corporate Governance	●	Mr. Alexander became President and Chief Executive Officer of the Manhattan Federal Savings and Loan Association (the predecessor to Security National Bank) in 1990 and became the President and Chief Executive Officer of MNB Bancshares and Security National Bank in 1992 and 1993, respectively.

		●	From 1986 to 1990, Mr. Alexander served as President of the Kansas State Bank of Manhattan.

		●	We consider Mr. Alexander to be a qualified candidate for service on the Board and the Nominating and Corporate Governance Committee due to his experience in the financial services industry and the intimate familiarity with Landmark Bancorp’s operations that he has acquired in senior leadership positions with Landmark Bancorp.

Jim W. Lewis Age: 70 Director since: 1991 Committees:		Mr. Lewis has served as a director of Landmark Bancorp since 1991. He is also a director of Landmark National Bank.

●	Compensation	●	Mr. Lewis is the retired owner of Lewis Automotive Group, which included multiple automotive dealerships across Kansas. Lewis Auto Group also operated over 20 Hertz Rental Car locations. Mr. Lewis previously served as a member of the Toyota National Dealer Council. Mr. Lewis is a member of the Dodge City Area Chamber of Commerce and previously served as a member of the Governor’s Council of Economic Advisors for the State of Kansas.

		●	Mr. Lewis served as a member of the Kansas Higher Education Council and currently serves on the Board of Trustees of Dodge City Community College.

		●	Mr. Lewis was a founding member of The Alley, a community teen center in Dodge City.

		●	We consider Mr. Lewis to be a qualified candidate for service on the Board and the Compensation Committee due to the skills and expertise he has demonstrated in running a local business, as well as his prominence in several of our market areas.

9

Thomas A. Page Age: 72 Director Since: 2024 Committees:		Mr. Page is the former President and Chief Executive Officer of Emprise Bank and has served as a director Landmark Bancorp since 2024. He is also a director of Landmark National Bank.

●	Audit and Risk	●	Previously, he held the position of President of Community Banking at the former Bank IV/Fourth Financial Corporation.

		●	Mr. Page also previously served on the American Bankers Association Taxation Committee, the Kansas Bankers Association State Affairs Committee, and as Chairman of the Board of the Kansas Development Finance Authority.

		●	We consider Mr. Page to be a qualified candidate for service on the Board and the Audit and Risk Committee due to his experience in the financial services industry during his career in senior leadership positions at other financial institutions

All of our directors will hold office until the annual meeting of stockholders held in the year indicated for their class, or until their respective successors are duly elected and qualified, or until their earlier death, resignation, removal or disqualification. Ms. Wendel was hired to serve as our President and Chief Executive Officer effective March 29, 2024 and, as part of the hiring process, it was agreed that she would serve on the boards of directors of both Landmark Bancorp and Landmark National Bank. There are no other arrangements or understandings with any of the directors or nominees pursuant to which they have been selected as nominees or directors. No director, director nominee or executive officer has a family relationship with any other director, director nominee or executive officer of Landmark Bancorp or Landmark National Bank by blood, marriage, or adoption. Unless noted in such person’s biography above, no nominee or director has been a director of another “public corporation” (i.e., subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or of any investment company within the past five years.

In addition, Landmark Bancorp has one executive officer not otherwise discussed above, whose business experience is as follows:

Mark A. Herpich, age 58, has served as Vice President, Secretary, Treasurer and Chief Financial Officer of Landmark Bancorp and as Executive Vice President, Secretary and Chief Financial Officer of Landmark National Bank since October 2001. Previously, he held these same positions at MNB Bancshares and Security National Bank from September 1998 to October 2001. Mr. Herpich served as a Senior Manager and certified public accountant at KPMG LLP from August 1989 to September 1998. Mr. Herpich was not selected as an officer pursuant to any arrangement or understanding with any other person. Mr. Herpich is also the former President of the Coronado Area Council of the Boy Scouts of America.

Board Statistics

In assessing Board composition and prior to nominating an existing director for re-election to the Board, the Nominating and Governance Committee considers and reviews a number of attributes with respect to each existing director, including diversity of experience, skills and contributions that the existing director brings to the Board. Our Board is currently comprised of eleven directors, six of whom identify as male and five of whom identify as female. One of the female directors identifies as Native American.

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CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

We currently have eleven directors serving on our Board, and following the Annual Meeting will have ten directors serving on our Board, a majority of whom are “independent,” as such term is defined by The Nasdaq Stock Market LLC (“Nasdaq”). Our Board has evaluated the independence of its members based upon the rules of Nasdaq and the SEC. Applying these standards, our Board has affirmatively determined that, with the exception of Ms. Wendel and Mr. Snapp, each of our current directors is an independent director, as defined under the applicable rules. Ms. Wendel is not considered an independent director, as she currently serves as President and Chief Executive Officer of Landmark Bancorp. Mr. Snapp is the owner of a law firm that has provided legal services to Landmark Bancorp and Landmark Bank. While the amounts received by Mr. Snapp for such services remain below the thresholds set forth both by Nasdaq concerning director independence and under applicable securities regulations concerning transactions with related persons requiring disclosure, the Nominating and Governance Committee has determined that Mr. Snapp is not considered an independent director in light of such relationship.

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of Landmark Bancorp, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full Board, with additional special meetings held from time to time. Our directors also discuss business and other matters with our key executives and our principal external advisers (legal counsel, auditors and other consultants) at times other than regularly scheduled meetings when appropriate.

The Board has, in addition to other committees, a standing Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee. The current charters of each of these committees is available on Landmark Bancorp’s website at www.landmarkbancorpinc.com under “Corporate Overview — Corporate Governance.” Our website also contains a general description about our business, as well as our Code of Business Conduct and Ethics, Insider Trading Policy and Clawback Policy. Additionally, we maintain a separate website for Landmark National Bank at www.banklandmark.com that contains a description of our banking services and products.

The Board held four regularly scheduled and special meetings during 2025. During 2025, directors attended at least 75 percent of the aggregate of the total number of meetings of the Board and the committees on which they served. Although we do not have a formal policy regarding director attendance at the annual meeting of stockholders, we encourage and expect all of our directors to attend. Last year, all of the directors serving at that time were present at the annual meeting.

Audit and Risk Committee

Messrs. Kohlrus and Page and Ms. Hurt currently serve as members of the Audit and Risk Committee, with Mr. Kohlrus serving as Chair of the Audit and Risk Committee. Each member of the Audit and Risk Committee is considered “independent,” as such term is defined by Nasdaq and Rule 10A-3 of the Exchange Act, and the Board believes that each member of the Audit and Risk Committee possesses the necessary skills and qualifications to critically analyze our financial statements and financial reporting process. The Board has determined that Mr. Kohlrus qualifies as an “audit committee financial expert” under the rules of the SEC. The Board based this decision on Mr. Kohlrus’s education and professional experience as a certified public accountant, as well as his role of Chief Financial Officer at a publicly reporting company.

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The functions performed by the Audit and Risk Committee include, but are not limited to, the following:

●	selecting and managing the relationship with our independent registered public accounting firm;

●	reviewing the independence of the independent registered public accounting firm;

●	reviewing actions by management on recommendations of the independent registered public accounting firm and internal audit staff;

●	meeting with management, internal audit staff and the independent registered public accounting firm to review the effectiveness of our system of internal control over financial reporting and internal audit procedures;

●	reviewing our earnings releases and reports filed with the SEC; and

●	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.

To promote independence of the audit function, the Audit and Risk Committee consults separately and jointly with the independent registered public accounting firm, internal audit staff and management. Our internal audit staff reports directly to the Audit and Risk Committee on audit and compliance matters. The Audit and Risk Committee also reviews and approves the scope of the annual external audit and consults with the independent registered public accounting firm regarding the results of their auditing procedures.

We have adopted a written charter, which sets forth the Audit and Risk Committee’s duties and responsibilities. A copy of the charter is available on our website at www.landmarkbancorpinc.com under “Corporate Overview — Corporate Governance.” The Audit Committee (the committee was renamed to the “Audit and Risk Committee” in 2026) met nine times in 2025.

Compensation Committee

Ms. Stanland, Ms. Hill-Nelson, and Mr. Lewis currently serve as members of the Compensation Committee, with Ms. Stanland serving as Chair of the Compensation Committee. It is anticipated that Mr. Sloan will succeed Ms. Hill-Nelson as a member of the Compensation Committee following the Annual Meeting, as Ms. Hill-Nelson is not standing for re-election as a director of Landmark Bancorp. Each member of the Compensation Committee is considered “independent,” as such term is defined by Nasdaq listing requirements and a “non-employee” director under Section 16 of the Exchange Act.

The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to the Chief Executive Officer of Landmark Bancorp. The Chief Executive Officer conducts annual performance reviews for the executive officers, and the Compensation Committee considers the Chief Executive Officer’s assessment of each executive officer’s individual performance and the Chief Executive Officer’s salary recommendations for the other executive officers when determining executive officer compensation. The Compensation Committee evaluates the Chief Executive Officer’s performance and establishes her compensation. The Chief Executive Officer is not present at and does not participate in Compensation Committee discussions or decisions relating to her compensation. In determining the compensation level of the Chief Executive Officer, the Compensation Committee considers the performance of the Company, including stockholder returns, the compensation levels of the Chief Executive Officer in previous years, independent compensation reviews from its independent consultant and the compensation levels of the Chief Executive Officer at businesses comparable to the Company and any additional factors that the Compensation Committee deems reasonable and appropriate. These same criteria are utilized when reviewing the compensation packages of other executive officers of the Company. The Compensation Committee also has the authority to retain inside advisors and the sole authority to retain and pay outside advisors at its discretion.

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Meridian Compensation Partners, an independent compensation consultant, has been engaged by the Compensation Committee to perform a comparative analysis of our compensation programs for our executive management and our Board relative to our peer group of publicly traded banking institutions. The Compensation Committee utilized the results of the Meridian Compensation Partner’s analysis with respect to administering and overseeing our executive management’s and Board’s compensation programs. The Compensation Committee determined that Meridian Compensation Partner’s had no known conflicts of interest that would have impaired its independence in advising the committee. During 2025, Meridian Compensation Partner’s assisted the Compensation Committee with reviews of the cash and equity incentive plans and assisted with incentive plan modifications for the 2026 incentive plan year.

We have adopted a written charter, which sets forth the Compensation Committee’s duties and responsibilities. A copy of the charter is available on our website at www.landmarkbancorpinc.com under “Corporate Overview — Corporate Governance.” The Compensation Committee met three times in 2025.

Nominating and Governance Committee

Messrs. Sloan and Alexander and Ms. Moll currently serve as members of the Nominating and Governance Committee, with Mr. Sloan serving as Chair of the Nominating and Governance Committee. Each of the current members of the Nominating and Governance Committee, and each of the prospective members, is considered “independent,” as such term is defined by Nasdaq. The Nominating and Governance Committee is charged with overseeing our corporate governance programs as well as nominating directors to serve on the Board.

We have adopted a written charter, which sets forth the Nominating and Governance Committee’s duties and responsibilities. A copy of the charter is available on our website at www.landmarkbancorpinc.com under “Corporate Overview — Corporate Governance.” The Nominating and Governance Committee met five times in 2025.

Director Nominations and Qualifications

In carrying out its nominating function, the Nominating and Governance Committee evaluates all potential nominees for election, including incumbent directors, Board nominees and stockholder nominees, in the same manner. We did not receive any stockholder director nominations for the Annual Meeting. Generally, the Nominating and Governance Committee believes that, at a minimum, directors should qualities including the highest personal and professional ethics and integrity, a comprehensive educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our Code of Business Conduct and Ethics. While we do not have a separate diversity policy, the Nominating and Governance Committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, backgrounds and other demographics which may contribute to the Board. The Nominating and Governance Committee also evaluates potential nominees to determine whether they have any conflicts of interest that may interfere with their ability to serve as effective members of the Board, and whether they are “independent” in accordance with Nasdaq requirements (to ensure that at least a majority of the directors will, at all times, be independent).

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The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board whose terms are set to expire at the upcoming annual meeting of stockholders, and who are willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Nominating and Governance Committee or the Board decides not to re-nominate a director for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Over the past several years, the Company has focused on identifying candidates who may be interested in service as a member of the Board. The Nominating and Governance Committee also evaluated incumbent Class I directors whose terms expire at the Annual Meeting, Ms. Stanland, Ms. Hurt and Mr. Snapp, and determined that they should be nominated for re-election as directors. Ms. Hill-Nelson, a current Class I director, decided not to stand for re-election to the Board.

Stockholder Communication with the Board, Nomination and Proposal Procedures

General Communications with the Board. Stockholders may contact our Board by contacting Mark A. Herpich, Corporate Secretary, Landmark Bancorp, Inc. at 701 Poyntz Avenue, Manhattan, Kansas 66502 or (785) 565-2000. All communications will be forwarded to the appropriate member of the Board unless they are primarily commercial in nature or related to an improper or irrelevant topic.

Nominations of Directors. In accordance with our bylaws, a stockholder may propose a nominee for election as a director at an annual meeting of stockholders by delivering written notice of the nomination to our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days prior to the first anniversary date of the previous year’s annual meeting, which, for the 2027 annual meeting of stockholders, means such notice must be received by our Corporate Secretary no earlier than February 19, 2027 and no later than March 21, 2027.

The stockholder’s notice must include: (a) for each person to be nominated: (i) the name, age, business address and residential address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class and number of shares of stock owned by the nominee on the date of the notice; and (iv) any information that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D-G under the Exchange Act, in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether the person is subject to the provisions of such regulations; and (b) as to the stockholder: (i) the name and address of record of the nominating stockholder and the names and addresses of any other stockholders supporting each respective nominee; and (ii) the class and number of shares of stock owned by the nominating stockholder and any other stockholders supporting the nominees on the date of the notice. The Board may request additional information after receiving the notification for the purpose of determining the proposed nominee’s eligibility to serve as a director.

Other Stockholder Proposals. To be considered for inclusion in our proxy statement and form of proxy for our 2027 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary, at the above address, no later than December 21, 2026, and must otherwise comply with the notice and other provisions of SEC rules and regulations, including Rule 14a-8 under the Exchange Act.

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For proposals to be otherwise brought by a stockholder and voted upon at an annual meeting, the stockholder must file written notice of the proposal to our Corporate Secretary on or before 60 days in advance of the first anniversary of the previous year’s annual meeting, which, for the 2027 annual meeting of stockholders, means such notice must be received by our Corporate Secretary on or before March 21, 2027. Any stockholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and received by our Corporate Secretary by such date, such proposal may only be voted upon at a meeting held at least 30 days after the annual meeting at which it is presented.

Board Leadership Structure

Currently, the positions of Chairman of the Board and Chief Executive Officer are held by separate people, with Mr. Alexander serving as Chairman of the Board and Ms. Wendel serving as Chief Executive Officer. We currently believe this is the most appropriate structure for Landmark Bancorp. The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board also provides input to management with respect to setting the Board agendas, facilitates communication among directors, works with the Chief Executive Officer to provide an appropriate information flow between management and the Board and presides at meetings of the Board and stockholders. With the Chairman of the Board’s assumption of these duties, the Chief Executive Officer may place a greater focus on the strategic and operational aspects of Landmark Bancorp. We also believe that ultimately our Board feels a greater sense of involvement and brings a wider source of perspective as a result of this structure, from which Landmark Bancorp and its stockholders’ benefit.

Independent Director Sessions

Although the Chairman of the Board is an independent director, we have a separate lead independent director who organizes and presides at sessions of our independent directors. Mr. Sloan currently serves as our lead independent director. Consistent with Nasdaq listing requirements, the independent directors regularly have the opportunity to meet without the non-independent directors present following every scheduled Board meeting. The independent directors met two times in 2025.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks, cyber risks and others, such as the impact of competition. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full Board is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit and Risk Committee plays a large role in monitoring and assessing our financial, legal and organizational risks and receives regular reports from the management team regarding comprehensive organizational risk as well as particular areas of concern. The Compensation Committee monitors and assesses the various risks associated with compensation policies and oversees incentives that encourage a level of risk taking consistent with our overall strategy. Additionally, our Chief Credit Officer and loan review staff are directly responsible for overseeing our credit risk.

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We believe that establishing the right “tone at the top” and providing for full and open communication between management and our Board are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers attend many Board meetings or, if not in attendance, are available to address any questions or concerns raised by the Board on risk-management-related and any other matters. Additionally, each of our Board-level committees provides regular reports to the full Board, and apprises the Board of our comprehensive risk profile and any areas of concern.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The code is posted on our website at www.landmarkbancorpinc.com under “Corporate Overview — Corporate Governance.” We intend to satisfy the disclosure requirements under Item 5.05(c) of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

Anti-Hedging Policy

The Company’s directors, officers and employees are subject to an Insider Trading Policy. The Insider Trading Policy prohibits the Company’s directors, officers and employees from entering into any hedging transactions with respect to the Company’s securities, including but not limited to the purchase or use of, directly or indirectly through any other person or entity, any stock option, prepaid variable forward contracts, equity swaps, collars, exchange funds or any other investment designed to offset any decrease in the market value of the Company’s securities. To our knowledge, each director, officer and employee of the Company is in compliance with this policy.

Insider Trading Policy

The Company has adopted an insider trading policy governing the purchase, sale and other dispositions of its securities by directors, officers and employees of the Company that is designed to promote compliance with insider trading laws, rules and regulations and any applicable Nasdaq listing standards. A copy of the policy is available on Landmark Bancorp’s website at www.landmarkbancorpinc.com under “Corporate Overview — Corporate Governance,” and is filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with the federal securities laws and the applicable exchange listing requirements.

Director Compensation

In 2025, the Board of Directors met five times. Directors of Landmark Bancorp (other than Mr. Alexander) received a quarterly retainer of $5,750 for service on the Board. In addition, directors received a fee of $2,000 for each in-person Board meeting attended, except for the May meeting, for which the fee was $1,000.

Mr. Alexander received a quarterly retainer of $11,500 for his service as Chairman of the Board. He also received a fee of $4,000 for each in-person Board meeting attended, except for the May meeting, for which the fee was $2,000.

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Landmark Bancorp has assumed a certain deferred compensation agreement originally entered into by Mr. Snapp in connection with his service as a director of Landmark Bancshares, Inc., a predecessor to the Company. Pursuant to this agreement, the Company maintains a deferred compensation account for Mr. Snapp. As of December 31, 2025, the deferred compensation account balance for Mr. Snapp was $30,265. While the Company retains the discretion to make contributions to this account from time to time, no such contributions were made in 2025. The account balance is adjusted annually to reflect investment gains or losses based on the performance of designated measurement funds. Mr. Snapp has attained age 65 and, accordingly, is eligible to receive a distribution of his account balance upon retirement.

The non-employee director fees paid for service in 2025 were as follows:

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)	Total ($)
(a)	(b)	(c)	(h)
Patrick L. Alexander	$68,400	—	$68,400
Angela S. Hurt	$33,500	—	$33,500
Mark Kohlrus	$39,150	—	$39,150
Sandra J. Moll	$35,150	—	$35,150
Sarah Hill-Nelson	$33,500	—	$33,500
Jim W. Lewis	$35,150	—	$35,150
Wayne R. Sloan	$34,900	—	$34,900
David H. Snapp	$35,800	—	$35,800
Angelia K. Stanland	$34,400	—	$34,400
Thomas A. Page	$30,000	—	$30,000
Michael E. Scheopner	$15,500	—	$15,500

(1)	As President and Chief Executive Officer, Ms. Wendel received no additional compensation for services on our Board. Ms. Wendel’s compensation is included in the Summary Compensation Table of this proxy statement.

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EXECUTIVE COMPENSATION

Overview

As a smaller reporting company, Landmark Bancorp is not required to provide a Compensation Discussion and Analysis. However, the Board believes that providing additional context regarding the Company’s executive compensation program promotes transparency and supports informed stockholder evaluation. The following disclosure is intended to summarize key elements of the Company’s executive compensation philosophy, governance practices, and pay programs.

2025 Business Performance Highlights

In 2025, Landmark Bancorp delivered solid financial and operational performance, reflecting disciplined execution and a continued focus on long-term value creation. Key highlights included:

●	Net Income: Net earnings increased by 44.4% year-over-year to $18.8 million.

●	Earnings Per Share (“EPS”): Diluted EPS rose to $3.07, a 42.7% increase from $2.15 in 2024.

●	Revenue Growth: Total revenue for 2025 grew 17.4% to $68.29 million.

●	Net Interest Margin (“NIM”): The NIM expanded to 3.86%, up from 3.28% in 2024.

●	Efficiency Improvement: The efficiency ratio improved to 62.7%, down from 69.1% in the prior year.

●	Loan Growth: Average loans grew by 11.5% ($112.3 million), driven by commercial real estate and residential mortgage production.

●	Asset Quality: Non-performing loans dropped by 23.8% (or $3.1 million) from year-end 2024, to $10.0 million.

●	Deposits: Total deposits increased by $60.1 million (4.5%) to $1.4 billion at year-end.

The Company’s performance reflects prudent balance sheet management, consistent earnings generation, and continued investment in core banking operations. These results supported the Compensation Committee’s assessment of executive performance and compensation outcomes for the year.

The Company maintains governance practices designed to align executive compensation with stockholder interests and mitigate risk, including:

Compensation Governance and Best Practices

The Company maintains governance practices designed to align executive compensation with stockholder interests and support prudent risk management, including:

●	Balanced Pay Structure: Compensation programs incorporate an appropriate mix of fixed and variable pay to align executive incentives with both short- and long-term performance.

●	Performance-Based Incentive Design: Annual incentive opportunities are structured around predefined performance metrics designed to balance financial, operational, and strategic objectives.

●	Independent Compensation Consultant: The Compensation Committee retains an independent compensation consultant to provide advice on executive compensation matters, including market data, program design, and emerging practices.

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●	Clawback Policy: Incentive compensation is subject to recovery in the event of financial restatement consistent with applicable regulatory requirements.

●	Anti-Hedging Policy: Executives and directors are prohibited from engaging in hedging transactions involving Company securities.

●	Annual Compensation Risk Assessment: The Compensation Committee conducts an annual review of compensation programs to evaluate potential risk and confirm alignment with the Company’s risk management framework.

●	No Tax Gross-Ups: The Company does not provide tax gross-ups on executive compensation arrangements.

Stockholders’ Say-on-Pay Vote

At the Company’s 2025 annual meeting of stockholders, approximately 89% of the votes cast approved the non-binding advisory vote on the 2024 compensation of the Company’s named executive officers (“NEOs”) pursuant to Section 14A of the Exchange Act. The Company did not receive specific stockholder feedback, and while the Compensation Committee viewed the level of support as indicative of stockholder approval, it did not rely on the vote in making compensation decisions for 2025. Consistent with stockholder preference and the Board’s recommendation, the Company conducts say-on-pay votes on a triennial basis, with the next advisory vote on NEO compensation to be held at the 2028 annual meeting of stockholders.

Compensation Philosophy and Pay Positioning

The Company’s executive compensation program is designed to attract, retain, and motivate qualified executives while aligning pay with performance and stockholder interests. Although the Company does not target a specific positioning relative to its peer group, total compensation is generally aligned around the market median, with adjustments based on individual experience, tenure, performance, and scope of responsibilities, as well as overall Company performance and market conditions.

Cash Incentive Program

The Company’s Cash Incentive Program is designed to reward annual performance, with a significant majority of the incentive opportunity based on financial performance metrics. For 2025, performance was primarily evaluated based on net income and return on average assets (“ROAA”), with a smaller portion tied to a qualitative assessment of individual and Company performance. Goals are established at threshold, target and maximum levels and weightings are tailored to each executive’s role and responsibilities. Performance between performance levels are interpolated to reward incremental improvement.

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For 2025, Ms. Wendel had a target incentive opportunity of $176,400, with a maximum opportunity of $252,000, and Mr. Herpich had a target incentive opportunity of $76,250, with a maximum opportunity of $122,000. Performance for both net income and ROAA was achieved at maximum levels, resulting in strong overall incentive outcomes for the year. The Compensation Committee also considered attainment of individual performance objectives. The Compensation Committee approved actual payouts under the program for 2025 performance as follows: $252,000 for Ms. Wendel and $96,838 for Mr. Herpich. Such amounts are reflected in the Summary Compensation Table below.

Long-Term Incentives

The Company maintains the Landmark Bancorp, Inc. 2024 Stock Incentive Plan (the “2024 Stock Incentive Plan”); however, no equity awards were granted to named executive officers in 2025. See discussion below for a further description of the 2024 Stock Incentive Plan.

Clawback Policy

In October 2023, the Board adopted a clawback policy in accordance with the listing standards of the Nasdaq. The policy requires that we recoup certain incentive compensation paid to or deferred by certain executives in the event Landmark Bancorp is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, and the compensation would not have been awarded under the restated financial information, subject to the other terms and limitations set forth in the policy. A copy of the policy is available on Landmark Bancorp’s website at www.landmarkbancorpinc.com under “Corporate Overview — Corporate Governance,” and is filed as Exhibit 97.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC.

Compensation Risk Oversight and Other Considerations

As a publicly traded financial institution, Landmark Bancorp operates within a regulatory framework that requires the Company to consider the potential risks associated with its compensation programs. The Compensation Committee oversees the design and administration of compensation arrangements to ensure they appropriately balance risk and reward and do not encourage excessive or imprudent risk-taking.

Consistent with regulatory guidance applicable to financial institutions and SEC requirements, the Compensation Committee conducts an annual assessment of the Company’s compensation programs to evaluate whether such programs are reasonably likely to have a material adverse effect on the Company. Based on this review, the Compensation Committee has concluded that the Company’s compensation programs do not encourage excessive risk-taking and are aligned with the Company’s risk management framework.

The Company’s compensation programs incorporate features intended to mitigate risk, including a balanced mix of fixed and variable compensation, the use of performance-based incentives, and governance policies designed to promote accountability and alignment with stockholder interests.

The Compensation Committee does not maintain a formal policy with respect to the timing of equity awards; however, awards are generally granted at regularly scheduled meetings or in connection with specific compensation actions and are not timed to take advantage of material nonpublic information. While the Company’s equity plan permits the grant of stock options, the Company did not make any equity grants to our executives in 2025.

In making executive compensation decisions, the Compensation Committee also considers the tax and accounting implications of compensation arrangements, as well as the overall financial impact to the Company. In particular, when granting equity awards, the Compensation Committee evaluates factors such as grant timing, accounting treatment under applicable standards, and the alignment of such awards with long-term stockholder value creation.

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Summary Compensation Table

The following table sets forth information concerning the compensation for each of our NEOs for our fiscal years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Abigail M. Wendel	2025	476,370	—	—	—	252,000	39,106	767,476
President and Chief Executive Officer	2024	360,463	110,000	216,399	156,000	—	20,220	863,082
Mark A. Herpich	2025	289,407	—	—	—	96,838	31,686	417,931
Executive Vice President and Chief Financial Officer	2024	289,054	—	59,007	—	68,588	30,154	446,803

(1)	The amounts set forth in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of stock and option awards granted to each of our NEOs in each of the years ended December 31, 2025 and 2024 computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used to establish the valuation of the restricted stock and stock option awards, reference is made to Note 17 of the Notes to the Consolidated Financial Statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC. Each stock award and option award has been adjusted for subsequent stock dividends.

(2)	For 2025, amounts represent annual non-equity incentive plan awards paid as a result of the attainment of specific net income and return on average assets goals. The objective performance goals are set at the beginning of each year by the Compensation Committee.

(3)	For 2025, amounts include Company contributions to Landmark Bancorp’s 401(k) Profit Sharing Plan of $21,000 for both Ms. Wendel and Mr. Herpich. The remainder of the amounts reported in all other compensation for 2025 includes: (i) a car allowance of $8,578 and $1,782 for Ms. Wendel and Mr. Herpich, respectively, and (ii) country club dues of $9,582 and $8,904 for Ms. Wendel and Mr. Herpich, respectively.

Employment Agreements

Ms. Wendel – President and Chief Executive Officer

Ms. Wendel’s employment agreement, effective as of March 29, 2024, provides for an initial three-year term that renews for an additional one-year term on the third anniversary of such effective date and on each anniversary thereafter, unless either party gives notice of its intention to terminate the agreement not less than 90 days prior to any such anniversary date. Pursuant to her employment agreement, Ms. Wendel is currently entitled to receive a base salary of $504,000, subject to further annual review and potential increase by the Board. Commencing in the 2025 fiscal year, Ms. Wendel became eligible to receive an annual performance bonus based on performance criteria selected by the Compensation Committee. Pursuant to Ms. Wendel’s employment agreement, Ms. Wendel was also granted nonqualified stock options of 42,000 (as adjusted for subsequent stock dividends) and a grant of 5,250 shares of restricted stock (as adjusted for subsequent stock dividends). Ms. Wendel is also entitled to reimbursement for country club membership fees, reimbursement for medical insurance premiums and group term life insurance, a car allowance, reimbursement for executive coaching and such other benefits as are provided to our other executive officers. For 2025 and 2024, the performance bonus criteria selected by the Compensation Committee are set forth in footnote 2 of the Summary Compensation Table above.

The employment agreement for Ms. Wendel, provides for severance benefits in the event of termination by Landmark Bancorp other than for cause or by Ms. Wendel for good reason, and enhanced severance benefits in the event of either type of termination within six months prior to or 24 months following a change in control of Landmark Bancorp. All severance benefits under the agreement are contingent upon Ms. Wendel’s execution and non-revocation of a general release and waiver of claims against Landmark Bancorp and its affiliates. The agreement includes a “clawback” provision should any severance benefits require recapture under any applicable law. The agreement also provides that, if necessary, severance benefits will be reduced to an amount that is one dollar less than the maximum amount payable without loss of a deduction under Section 280G of the Code. Ms. Wendel’s employment agreement also provides an 18-month non-compete and non-solicit restrictive covenant following termination of employment. For additional information on Ms. Wendel’s severance benefits, for 2025, see the “Benefits upon Termination or a Change of Control” section of this proxy statement.

Mr. Herpich – Executive Vice President and Chief Financial Officer

Mr. Herpich’s employment agreement, effective as of November 1, 2013, provides for an initial one-year term that automatically renews on each anniversary of its original effective date unless either party gives notice of its intention to terminate the agreement not less than 90 days prior to the anniversary date. Pursuant to his agreement, Mr. Herpich is currently entitled to receive a base salary of $305,000, subject to further annual review and potential increase by the Board. He is also entitled to receive a performance bonus based on performance criteria selected by the Compensation Committee, a country club membership, a car allowance and such other benefits as are provided to our other executive officers. For 2025 and 2024, the performance bonus criteria selected by the Compensation Committee are set forth in footnote 2 of the Summary Compensation Table above.

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The employment agreement for Mr. Herpich provides for severance benefits in the event of termination by Landmark Bancorp other than for cause or by Mr. Herpich for good reason, and enhanced severance benefits in the event of either type of termination within six months prior to or 24 months following a change in control of Landmark Bancorp or in the event of a voluntary termination by Mr. Herpich within 29 days following a change in control. All severance benefits under the agreement are contingent upon Mr. Herpich’s execution and non-revocation of a general release and waiver of claims against Landmark Bancorp and its affiliates. The agreement includes a “clawback” provision should any severance benefits require recapture under any applicable law. Each agreement also provides that, if necessary, severance benefits will be reduced to an amount that is one dollar less than the maximum amount payable without loss of a deduction under Section 280G of the Code. Mr. Herpich’s employment agreement also provides an 18-month non-compete and non-solicit restrictive covenant following termination of employment. For additional information on Mr. Herpich’s severance benefits, for 2025, see the “Benefits upon Termination or a Change of Control” section of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding options and unvested restricted stock held by each of our NEOs as of December 31, 2025. The number of equity awards and exercise prices of options presented in the table below have been adjusted to reflect subsequent stock dividends.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(3)
(a)	(b)	(c)	(e)	(f)	(g)		(h)
Abigail M. Wendel	—	44,100	17.62	2/29/2034	—		—
	—	—	—		4,134	(4)	108,269
	—	—	—	—	4,948	(5)	129,588
	—	—
Mark A. Herpich	5,425	—	18.86	8/1/2027	—		—
	9,146	—	16.67	8/1/2029	—		—
	6,210	—	21.74	8/1/2031	—		—
	5,217	5,217	18.29	8/1/2033
	—	—	—	—	475	(6)	12,440
	—	—	—	—	2,433	(5)	63,720

(1)	Ms. Wendel’s options granted on February 29, 2024 (as adjusted for subsequent stock dividends) vest on the fourth anniversary of the commencement of her employment. Mr. Herpich’s outstanding options to purchase 5,217 shares of common stock (as adjusted for subsequent stock dividends), which were granted on August 1, 2023, vest 25% on each of the first four anniversaries of the grant date.

(2)	All options expire 10 years after the grant date.

(3)	Based on Landmark Bancorp’s closing price of $26.19 on December 31, 2025, the last trading day of the year.

(4)	Shares of restricted stock were granted on February 29, 2024 and vest 25% each year over a four-year period beginning March 29, 2025.

(5)	Shares of restricted stock were granted on August 1, 2024 and vest 25% each year over a four year period beginning August 1, 2025.

(6)	Shares of restricted stock were granted on August 1, 2022 and vest 25% each year over a four-year period beginning August 1, 2023

All outstanding equity awards made to Ms. Wendel and Mr. Herpich prior to May 22, 2024, were made pursuant to the Landmark Bancorp, Inc. 2015 Stock Incentive Plan (the “2015 Stock Incentive Plan”). All outstanding equity awards made to Ms. Wendel and Mr. Herpich after May 22, 2024, were made pursuant to the 2024 Stock Incentive Plan (the 2024 Stock Incentive Plan, and, collectively with the 2015 Stock Incentive Plan, the “Stock Incentive Plans”). The Stock Incentive Plans are discussed below under “Equity Compensation Plans.” All options were granted with an exercise price equal to the fair market value of the stock on the date of grant.

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Equity Compensation Plans

Stock Incentive Plans

2015 Stock Incentive Plan. On May 20, 2015, the Company stockholders approved the 2015 Stock Incentive Plan. The 2015 Stock Incentive Plan allows for the granting of awards including stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards and cash incentive awards. Under the 2015 Stock Incentive Plan, 250,000 shares of Company common stock were originally reserved for the granting of awards, and this amount is adjusted for the Company’s annual stock dividends. The 2024 Stock Incentive Plan, discussed below, replaced the 2015 Stock Incentive Plan. Upon approval of the 2024 Stock Incentive Plan, the 2015 Stock Incentive Plan was frozen to new grants.

2024 Stock Incentive Plan. On May 22, 2024, the Company stockholders approved the 2024 Stock Incentive Plan. The 2024 Stock Incentive Plan allows for the granting of awards including stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards and cash incentive awards. Under the 2024 Stock Incentive Plan, 500,000 shares of Company common stock were originally reserved for the granting of awards, and this amount is adjusted for the Company’s annual stock dividends. As of December 31, 2025, 510,363 shares (as adjusted for stock dividends) remained available for issuance under the 2024 Stock Incentive Plan.

401(k) Profit Sharing Plan

All eligible employees, including our NEOs, may participate in the Landmark Bancorp, Inc. 401(k) Profit Sharing Plan and are permitted to make elective contributions up to the maximum limits of the Code. We make a matching contribution to the plan equal to 100% of each participant’s first 6% of compensation deferred. During the first quarter of each year, we typically make a profit sharing contribution to the plan. Our NEOs were eligible for participation in accordance with the plan’s provisions.

Benefits upon Termination or a Change of Control

Employment Agreements

Ms. Wendel – President and Chief Executive Officer

Pursuant to Ms. Wendel’s employment agreement, in the event of her termination by Landmark Bancorp other than for cause or by Ms. Wendel for good reason during the term of her agreement, she will be entitled to receive severance, paid in 24 substantially equal monthly installments, in an amount equal to two times the sum of (a) her then-current annual salary, (b) an amount equal to the average of the annual performance bonuses paid to her for the three most recently ended fiscal years and (c) the contributions made for her benefit under all employee retirement plans during the most recently ended fiscal year. The payment to be made to her upon her involuntary termination without cause or termination without good reason within six months prior to or 24 months following a change in control would be a lump-sum payment equal to three times the sum of (a) her then-current annual salary, (b) an amount equal to the average of the annual performance bonuses paid to her for the three most recently ended fiscal years and (c) the contributions made for her benefit under all employee retirement plans during the most recently ended fiscal year. Following a termination without cause or for good reason during the term of the agreement (whether or not in connection with a change in control), Landmark Bancorp will also provide Ms. Wendel and her dependents with continued COBRA insurance coverage for eighteen months after termination of employment at the Company’s expense. The employment agreement for Ms. Wendel provides for a benefit cutback in the event any amounts are non-deductible due to the golden parachute payment restrictions of Section 280G of the Internal Revenue Code.

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Mr. Herpich – Executive Vice President and Chief Financial Officer

Pursuant to Mr. Herpich’s employment agreement, in the event of his termination by Landmark Bancorp other than for cause or by Mr. Herpich for good reason during the term of his agreement, he will be entitled to receive a lump sum payment in an amount equal to the sum of (a) his then-current annual salary, (b) an amount equal to the average of the annual performance bonuses paid to him for the three most recently ended fiscal years and (c) the contributions made for his benefit under all employee retirement plans during the most recently ended fiscal year. The lump sum payment to be made to him upon his voluntary termination of employment within 29 days after a change in control of Landmark Bancorp or his involuntary termination without cause or termination for good reason within six months prior to or 24 months following a change in control would be equal to two times the sum of (a) his then-current annual salary, (b) an amount equal to the average of the annual performance bonuses paid to him for the three most recently ended fiscal years and (c) the contributions made for his benefit under all employee retirement plans during the most recently ended fiscal year. Following a termination without cause or for good reason during the term of the agreement (whether or not in connection with a change in control), Landmark Bancorp will also provide Mr. Herpich and his dependents with continued COBRA insurance coverage for twelve months after termination of employment at the Company’s expense. The employment agreement for Mr. Herpich provides for a benefit cutback in the event any amounts are non-deductible due to the golden parachute payment restrictions of Section 280G of the Internal Revenue Code.

2015 Stock Incentive Plan

Under the 2015 Stock Incentive Plan, unless otherwise provided in an award agreement, all stock options and stock appreciation rights shall become fully exercisable, and all stock awards and cash incentive awards shall become fully earned and vested, immediately if (1) the plan and award agreements are not the obligation of the Company or a successor immediately following a change in control or (2) the plan and award agreements are the obligation of the Company or a successor immediately following a change in control and within 24 months following the change in control the participant is terminated by the Company without cause or resigns for good reason. Notwithstanding the foregoing, if the vesting of an outstanding award is conditioned upon the achievement of performance measures then such vesting shall be subject to the following: (1) if the performance measures of an award are less than 50% attained at the time of the change in control then such award shall become vested and exercisable on a fractional basis with the numerator equal to the percentage of attainment and the denominator equal to 50% upon the change of control and (2) if the performance measures of an award are at least 50% attained at the time of the change in control then such award shall become fully vested and earned upon the change of control. Pursuant to the terms of the award agreements under the 2015 Stock Incentive Plan, all outstanding restricted stock awards shall vest immediately upon the executive’s termination of service due to death or disability.

2024 Stock Incentive Plan

Under the 2024 Stock Incentive Plan, unless otherwise provided in an award agreement, all stock options and stock appreciation rights shall become fully exercisable, and all stock awards shall become fully earned and vested, immediately if (1) the plan and award agreements are not the obligation of the Company or a successor immediately following a change in control or (2) the plan and award agreements are the obligation of the Company or a successor immediately following a change in control and within 24 months following the change in control the participant is terminated by the Company without cause or resigns for good reason. Notwithstanding the foregoing, if the vesting of an outstanding award is conditioned upon the achievement of performance measures then, upon the occurrence of any of the conditions set forth above, such performance objectives shall be deemed achieved at target level of performance. Pursuant to the terms of the award agreements under the 2024 Stock Incentive Plan, all outstanding restricted stock awards shall vest immediately upon the executive’s termination of service due to death or disability.

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The following table sets forth the potential payments payable to each of the individuals named in the Summary Compensation Table upon termination of employment, change of control, disability and death, assuming the events occurred on December 31, 2025.

		Involuntary	Termination During a	Termination due to
Name	Benefit	Termination (1)	Covered Period (2)	Death or Disability
Abigail M. Wendel	Cash Severance	$1,149,667	$1,795,333	$—
	Equity Awards (3)	—	615,837	615,837
	Medical (4)	6,256	6,256	—
	Total	$1,155,923	$2,417,426	$615,837

Mark A. Herpich	Cash Severance	$406,492	$812,984	$—
	Equity Awards (3)	—	117,375	117,375
	Medical	8,283	8,283	—
	Total	$414,775	$938,642	$117,375

(1)	This column includes amounts payable upon a termination without cause by the Company or a resignation for good reason by the executive.

(2)	With respect to Mr. Herpich, this column includes amounts payable upon a voluntary termination within 29 days following a change in control or an involuntary termination or resignation for good reason within the 6 months preceding, or the 24 months following, a change in control. With respect to Ms. Wendel, this column includes amounts payable upon an involuntary termination or resignation for good reason within the 6 months preceding, or the 24 months following, a change in control. Any payments that are contingent on a change in control are subject to potential reduction to avoid the loss of a deduction under Code Section 280G.

(3)	Outstanding restricted stock and stock option awards vest upon a termination due to death, disability or in connection with a change in control. Amounts are based on Landmark Bancorp’s closing price of $26.19 on December 31, 2025, the last trading day of the year.

(4)	Our NEOs are entitled to medical benefits only upon a termination without cause by Landmark Bancorp or a resignation with good reason by the executive.

PAY VERSUS PERFORMANCE DISCLOSURE

In accordance with rules adopted by the Securities Exchange Commission, pursuant to the Dodd-Frank Act, we provide the following disclosure regarding executive “compensation actually paid” (as calculated in accordance with the SEC rules) (“CAP”) and certain Company performance measures for the fiscal years listed below.

Year	Summary Compensation Table Total for PEO – Michael E. Scheopner(1)	Summary Compensation Table Total for PEO – Abigail M. Wendel(1)	Compensation Actually Paid (CAP) to PEO – Michael E. Scheopner	Compensation Actually Paid to PEO – Abigail M. Wendel	Average Summary Compensation Table Totals for non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based on: Total Stockholder Return	Net Income (dollars in thousands)
2025	—	$767,476	—	$926,842	$417,931	$471,504	$124	$18,775
2024	$490,196	$863,082	$367,890	$951,260	$446,803	$502,245	$110	$13,003
2023	$690,405	—	$673,367	—	$422,465	$413,222	$112	$12,236

(1)	For 2023, Landmark Bancorp’s principal executive officer (“PEO”) was Mr. Scheopner. In 2024, Landmark’s PEO was Mr. Scheopner from January 1, 2024 through March 28, 2024 and Ms. Wendel from March 29, 2024 through December 31, 2024. In 2025, Landmark Bancorp’s PEO was Ms. Wendel.

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(2)	For 2023, 2024, and 2025, Landmark’s non-PEO NEO was Mark A. Herpich.

The following tables reconcile the Summary Compensation Table compensation to the Compensation Actually Paid disclosed in the above table.

PEO – Mr. Scheopner SCT Total to CAP Reconciliation
Year	SCT-PEO	Grant Date Fair Value of Equity Awards Granted in Fiscal Year	Fair Value at Fiscal Year-End of Outstanding and Unvested Equity Awards Granted in Fiscal Year	Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied during the Fiscal Year	Dividends or Other Earnings Paid on Equity Awards during the Fiscal Year prior to the Vesting Date	CAP
2025	—	—	—	—	—	—	—
2024	$490,196	$(127,538)	$12,557	—	$(8,200)	$875	$367,890
2023	$690,405	$(75,032)	$71,153	$(9,343)	$(6,970)	$3,154	$673,367

PEO – Ms. Wendel SCT Total to CAP Reconciliation
Year	SCT-PEO	Grant Date Fair Value of Equity Awards Granted in Fiscal Year	Fair Value at Fiscal Year-End of Outstanding and Unvested Equity Awards Granted in Fiscal Year	Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied during the Fiscal Year	Dividends or Other Earnings Paid on Equity Awards during the Fiscal Year prior to the Vesting Date	CAP
2025	$767,476	—	—	$146,169	$4,996	$8,202	$926,842
2024	$863,082	$(372,399)	$454,913	$—	$—	$5,664	$951,260
2023	—	—	—	—	—	—	—

Non-PEO SCT Total to CAP Reconciliation
Year	SCT-NEO	Grant Date Fair Value of Equity Awards Granted in Fiscal Year	Fair Value at Fiscal Year-End of Outstanding and Unvested Equity Awards Granted in Fiscal Year	Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied during the Fiscal Year	Dividends or Other Earnings Paid on Equity Awards during the Fiscal Year prior to the Vesting Date	CAP
2025	$417,931	—	—	$40,661	$10,070	$2,842	$471,504
2024	$446,803	$(59,007)	$74,191	$37,456	$488	$2,314	$502,245
2023	$422,465	$(40,018)	$37,951	$(5,058)	$(3,815)	$1,697	$413,222

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The valuation assumptions used to calculate equity award fair values in the above tables are prescribed by Item 402(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (“Regulation S-K”), and did not materially differ from those disclosed at the time of the grant.

The illustrations below provide a graphical description of CAP and the following measures:

●	the Company’s total stockholder return (assuming an initial fixed investment of $100); and

●	the Company’s net income.

Total Shareholder Return versus Compensation Actually Paid
Compensation Actualy Paid (CAP)
$1,000,000
$900,000
$800,000
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$0
Value of $100 Investment From 12/31/2022
$120
$100
$80
$60
$40
$20
$0
12/31/2023
12/31/2024
12/31/2025
PEO CAP - Michael E. Scheopner
Average PEO CAP
PEO CAP - Abigail M. Wendel
Non-PEO CAP
LARK

Net Income versus Compensation Actually Paid
$1,000,000
$900,000
$800,000
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$0
Compensation Actually Paid (CAP)
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
Net Income ($000s)
12/31/2023
12/31/2024
12/31/2025
PEO CAP - Michael E. Scheopner
Average PEO CAP
PEO CAP - Abigail M. Wendel
Non-PEO CAP
Net Income

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding our common stock beneficially owned at the close of business on April 1, 2026, the Record Date, with respect to all persons known to us to be the beneficial owner of more than five percent of our common stock, each director and nominee, each NEO and all directors and executive officers of Landmark Bancorp as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of such securities within 60 days of April 1, 2026. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Name of Individual and Number of Persons in Group	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
5% Beneficial Owners

Kornitzer Capital Management, Inc. 5420 West 61st Place Shawnee Mission, KS 66205	390,852	(3)	6.4%

Michael C. Brilley 3300 IDS Center 80 South Eighth Street Minneapolis, MN 55402	325,782	(4)	5.3%

Manulife Financial Corporation 197 Clarendon Street Boston, MA 02116	305,333	(5)	5.0%

Directors, Director Nominees and NEOs
Patrick L. Alexander	78,780	(6)	1.3%
Abigail M. Wendel	16,652		*
Sarah Hill-Nelson	15,240	(7)	*
Angela S. Hurt	5,760		*
Mark J. Kohlrus	3,434	(8)	*
Jim W. Lewis	155,386		2.5%
Sandra J. Moll	5,707	(9)	*
Wayne R. Sloan	17,027	(10)	*
David H. Snapp	117,403	(11)	1.9%
Angelia K. Stanland	4,459		*
Tom A. Page	3,988		*
Mark A. Herpich	171,982	(12)	2.8%
All directors and executive officers as a group (12 persons)	595,818	(13)	9.8%

*Less than 1%

(1)	The information contained in this column is based upon information furnished to us by the persons named in this table and the members of the designated group. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as otherwise set forth. Inclusion of shares in this table shall not be deemed to be an admission of beneficial ownership of such shares.

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(2)	Based on 6,098,324 shares outstanding as of April 1, 2026.

(3)	Information based solely on a Schedule 13G/A filed with the SEC on January 20, 2026. According to the Schedule 13G/A, Kornitzer Capital Management, Inc. has sole voting power with respect to 390,852 of these shares and shared dispositive power with respect to 117,221 of these shares.

(4)	Information based solely on a Schedule 13G/A filed with the SEC on February 7, 2024. According to the Schedule 13G/A, Mr. Brilley has sole voting power with respect to 325,782 of these shares and sole dispositive power with respect to 325,782 of these shares, as adjusted for the Company’s 5% stock dividend in December 2024 and 2025.

(5)	Information based solely on a Schedule 13G filed with the SEC on February 13, 2026 by Manulife Financial Corporation on behalf of its indirect, wholly-owned subsidiaries Manulife Investment Management (US) LLC and Manulife Investment Management Limited. According to the Schedule 13G, Manulife Investment Management (US) LLC has sole voting and dispositive power with respect to 304,314 of these shares, and Manulife Investment Management Limited has sole voting and dispositive power with respect to 1,019 of these shares.

(6)	Includes 2,304 shares held by Mr. Alexander’s minor grandchildren over which he has sole voting and investment power and of which Mr. Alexander disclaims beneficial ownership.

(7)	Includes 9,836 shares held in individual retirement accounts.

(8)	Includes 2,340 shares held in an individual retirement account.

(9)	Includes 1,352 shares held in an individual retirement account.

(10)	Includes 17,027 shares held by Mr. Sloan and his spouse as co-trustees, over which Mr. Sloan has shared voting and investment power.

(11)	Includes (i) 8,586 shares held in an individual retirement account; and (ii) 1,906 shares held in the individual retirement account of Mr. Snapp’s spouse, over which he has no voting or investment power, and of which Mr. Snapp disclaims beneficial ownership.

(12)	Includes (i) 25,988 shares obtainable within 60 days of April 1, 2026, through the exercise of options granted under the 2015 Stock Incentive Plan; (ii) 135,787 shares Mr. Herpich owns with his spouse over which he has shared voting and investment power; (iii) 5,100 shares held in an individual retirement account; and (iv) 2,908 shares of restricted stock, which vest 25% each year over four-year periods.

(13)	Includes an aggregate of 25,988 shares obtainable within 60 days of April 1, 2026, through the exercise of options granted under the 2015 Stock Incentive Plan.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the SEC and with the exchange on which our shares of common stock are traded. Based solely on our review of copies of these forms, we are aware of one Form 4 filing made by Mr. Scheopner, reporting six transactions which occurred during the fiscal year ended December 31, 2025 that was not timely reported, as well as one Form 4 filing made by Mr. Alexander, reporting two transactions which occurred during the fiscal year ended December 31, 2025 and one transaction which occurred during the fiscal year ending December 31, 2026 that was not timely reported. We are also aware of one Form 3 filing made by Mr. Page during the fiscal year ended December 31, 2025 which was not timely reported.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in the “Executive Compensation” section of this proxy statement, the following is a description of transactions since January 1, 2025 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than five percent of any class of our voting securities, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Ordinary Banking Relationships

Certain of our directors, officers, beneficial owners of more than five percent of our common stock and their respective associates were customers of and had transactions with us during the year ended December 31, 2025. Additional transactions with these persons are expected to continue to take place in the future. All outstanding loans, commitments to extend loans, certificates of deposit and other depository relationships were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons not related to Landmark Bancorp or Landmark National Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

Policies and Procedures Regarding Related Party Transactions

All such loans and relationships are approved by Landmark National Bank’s board of directors in accordance with bank regulatory requirements, including requirements regarding transactions with affiliates. The Audit and Risk Committee also reviews and pre-approves any related party transactions between the Company or any of its subsidiaries and any director or executive officer of the Company or its subsidiaries.

Transactions by the Company or Landmark National Bank with related parties, including those described above, are approved by Landmark National Bank’s board of directors in accordance with applicable bank regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by Landmark National Bank with its affiliates) and Regulation O promulgated by the Board of Governors of the Federal Reserve System (which governs certain loans by Landmark National Bank to its executive officers, directors and principal stockholders).

The Company has adopted policies to comply with these regulatory requirements and restrictions, governing the approval of related party transactions that complies with all applicable SEC and Nasdaq rules and requirements concerning related party transactions. Related party transactions are transactions in which: (i) the Company is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related party of the Company has or will have a direct or indirect material interest. Related parties of the Company include directors (including director nominees), executive officers, beneficial owners of more than five percent of our common stock, and the immediate family members of these persons. The Audit and Risk Committee, in consultation with management and outside counsel, as appropriate, reviews potential related party transactions to determine if they are subject to these internal policies. If so, the transaction will be referred to the Audit and Risk Committee for approval. In determining whether to approve a related party transaction, the Audit and Risk Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interest for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.

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AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit and Risk Committee also reviews the audited financial statements and recommends to the Board that they be included in our Annual Reports on Form 10-K. The committee is currently comprised of Messrs. Kohlrus and Page and Ms. Hurt. Each member of the Audit and Risk Committee is considered “independent,” as such term is defined by Nasdaq and Rule 10A-3 of the Exchange Act.

The Audit and Risk Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2025 with our management and Crowe LLP (“Crowe”), our independent registered public accounting firm for the year ended December 31, 2025. The Audit and Risk Committee has also discussed with Crowe the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC and received the written disclosures and the letter from Crowe required by applicable requirements of the PCAOB regarding Crowe’s communications with the Audit and Risk Committee concerning independence, and has discussed with Crowe its independence. Based on the review and discussions with management and Crowe, the Audit and Risk Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

On February 23, 2026, following a competitive proposal process, our Audit and Risk Committee approved the dismissal of Crowe, as our independent registered public accounting firm, upon completion of the audit of our consolidated financial statements for the year ending December 31, 2025. The Audit and Risk Committee has appointed Forvis to serve as our independent registered public accounting firm for the year ending December 31, 2026, and stockholders are being asked to ratify that appointment at the Annual Meeting.

This report is submitted on behalf of the current

members of the Audit and Risk Committee:

Mark J. Kohlrus (Chair)

Angela S. Hurt

Thomas A. Page

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PROPOSAL 2 – APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

General

On January 21, 2026, the Board approved, subject to stockholder approval, an amendment to our Certificate that would increase the number of authorized shares of our common stock from 7,500,000 to 10,000,000. Under our existing Certificate, we are authorized to issue up to 7,500,000 shares of common stock and 200,000 shares of preferred stock. Of the 7,500,000 shares of common stock that are currently authorized to be issued under the Certificate, as of the close of business on the Record Date, 6,098,324 shares were issued and outstanding, no shares were held in treasury, and 721,432 were reserved for issuance pursuant to our equity incentive plans. As of the close of business on the Record Date, only 680,244 shares of common stock remained available for future issuances. Our Board desires to have flexibility in the future to, among other things, issue stock dividends, raise capital from time to time, or issue shares of our common stock in connection with one or more acquisitions, in each case without the delay and significant expense involved in calling a special meeting to obtain further stockholder approval, and has determined that it is advisable and in the best interests of our stockholders to amend our Certificate to increase the number of authorized shares of common stock from 7,500,000 to 10,000,000.

Proposed Amendment

If the proposed amendment to our Certificate is approved by our stockholders, the first sentence of Article 4(A) of our Certificate will be amended to read as follows:

“A. CAPITAL STOCK. The total number of shares of stock which the corporation shall have authority to issue is Ten Million (10,000,000) shares of Common Stock, par value of $0.01 per share, and Two Hundred Thousand (200,000) shares of Preferred Stock, par value of $0.01 per share.”

If the amendment is adopted, it will become effective upon the filing of an amendment to our Certificate with the Delaware Secretary of State, which we expect to occur following stockholder approval of the authorized share amendment proposal. If the authorized share amendment proposal is not approved by our stockholders, no amendment with respect to an increase in the number of authorized shares of common stock will be filed with the Delaware Secretary of State, and the authorized share amendment proposal will not be implemented.

Purpose of the Proposed Amendment

Our Board believes that it is advisable and in the best interests of Landmark Bancorp and our stockholders to increase the number of authorized shares of common stock available for issuance in connection with stock dividends, acquisitions and mergers, public or private financings, and various general corporate programs and purposes.

We may from time to time consider acquisitions, mergers, stock splits, repayments of indebtedness, and public or private financings, as opportunities arise, to provide us with capital, any or all of which may involve the issuance of additional shares of common stock or securities convertible into shares of common stock. Additional shares of common stock may also be necessary to meet anticipated future obligations in connection with our stock-based compensation and employee benefit plans, under which we may grant future equity awards to our directors, officers or other employees. We believe that these benefit plans are an important component of retaining our current management team and attracting additional management talent.

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Our Board believes that having the authority to issue additional shares of common stock will avoid the possible delays and significant expense of calling and holding an additional special meeting of stockholders to increase the number of authorized shares of common stock at a later date, and will enhance our ability to respond promptly to opportunities for acquisitions, mergers, stock splits and additional financings. Such a delay may result in our inability to consummate a desired transaction under a required deadline. Approval of the authorized share amendment proposal would enable us to respond promptly to, and take advantage of, market conditions and other favorable opportunities as they arise.

As of the date of this proxy statement, we do not have any immediate plans, understandings, agreements or commitments to issue additional shares of common stock for any purpose. However, we also review and evaluate potential capital raising activities, strategic transactions and other corporate actions on an ongoing basis to determine if such actions would be in the best interests of Landmark Bancorp and our stockholders, and the additional shares of common stock authorized may be used for these purposes from time to time in the future as the Board may deem necessary.

Effect of the Proposed Amendment

The additional shares of common stock for which we are seeking authorization, if and when issued, would have the same rights and privileges as the shares of our common stock that are currently outstanding. The additional shares of common stock would not (and the shares of our common stock presently outstanding do not) entitle the holders thereof to preemptive or cumulative voting rights. Approval of the authorized share amendment proposal will not cause any change or dilution to the rights of existing holders of our common stock, unless and until such time as any shares of such common stock are actually issued. The degree of any dilution that would occur following the issuance of additional shares of common stock would depend upon the number of shares of common stock that are actually issued in the future, which number cannot be determined at this time. Issuance of a large number of additional shares of common stock could significantly dilute the voting power and ownership percentage of our existing stockholders.

The issuance of additional shares of common stock could be deemed under certain circumstances to have an anti-takeover effect where, for example, the shares were issued to dilute the equity ownership and corresponding voting power of a stockholder or group of stockholders who may oppose the policies or strategic plan of our existing management. On this basis, the proposed increase in the number of authorized shares of common stock could enable the Board to render more difficult or discourage an attempt by another person or entity to obtain control of Landmark Bancorp.

Potential Impact if the Proposed Amendment is Not Adopted

If the authorized share amendment proposal is not adopted by our stockholders and we are unable to increase our number of authorized shares of common stock, we will have only 680,244 shares of common stock remaining available for issuance, after taking into account shares of common stock currently outstanding and reserved for other purposes. This limited number of available shares of common stock could restrict our ability to issue stock dividends, raise capital, issue compensation grants to our employees under our equity incentive plans, or offer our common stock as consideration in acquisitions. Without a sufficient number of shares of common stock to issue in financing transactions and acquisitions with little or no delay, we may be unable to take advantage of market conditions and other favorable opportunities that would benefit Landmark Bancorp in the future.

Stockholder Vote Necessary to Approve the Authorized Share Amendment Proposal

The affirmative vote of the majority of outstanding shares of common stock entitled to vote on the matter is required to approve the authorized share amendment proposal. Abstentions will have the same legal effect as a vote “against” the authorized share amendment proposal. If you are a beneficial owner of shares held in street name and do not provide the broker, bank, trustee or other fiduciary who may hold your shares with specific voting instructions, the broker, bank, trustee or other fiduciary who may hold your shares will be entitled to vote the shares in its discretion with respect to the authorized share amendment proposal, as this is a routine matter, and broker non-votes, if any, will have the effect of a vote “against” this proposal. The Board recommends that you vote “FOR” the authorized share amendment proposal. Proxies properly signed and returned will be voted “FOR” the authorized share amendment proposal.

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PROPOSAL 3 – RATIFICATION OF FORVIS MAZARS, LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit and Risk Committee has appointed Forvis Mazars, LLP to serve as our independent registered public accounting firm for the year ending December 31, 2026, and stockholders are being asked to ratify that appointment. If the appointment of Forvis is not ratified, the matter of the appointment of our independent registered public accounting firm will be considered by the Audit and Risk Committee. Even if the selection is ratified, the Audit and Risk Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of Forvis are expected to be present at the Annual Meeting, and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Change of Independent Auditor

On February 23, 2026, following a competitive proposal process, our Audit and Risk Committee approved the dismissal of Crowe, as our independent registered public accounting firm, upon completion of the audit of our consolidated financial statements for the year ending December 31, 2025.

Crowe’s audit reports on our consolidated financial statements for the two most recently completed fiscal years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2025 and 2024, and during the subsequent interim period through the date of the Audit and Risk Committee’s action dismissing Crowe, there were no (a) “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K with Crowe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Crowe’s satisfaction, would have caused Crowe to make reference to the subject matter thereof in connections with its reports for such periods; or (b) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

We provided Crowe with a copy of the disclosure we made in response to Item 304(a) of Regulation S-K, and requested that Crowe furnish us with a copy of its letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not Crowe agrees with the statements set forth above. A copy of Crowe’s letter to the SEC dated February 27, 2026 was filed as Exhibit 16.1 to our Current Report on Form 8-K, filed with the SEC on February 27, 2026.

In connection with the dismissal of Crowe and on the same date, the Audit and Risk Committee approved the engagement of Forvis as our new independent registered public accounting firm for the year ending December 31, 2026, effective January 1, 2026. Prior to retaining Forvis, neither we nor anyone acting on our behalf consulted with Forvis with respect to: (i) the application of accounting principles to a specified transaction, either contemplated or proposed, (ii) the type of audit opinion that might be rendered on our financial statements, (iii) any written report or oral advice provided to us that Forvis concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (iv) any matter that was either the subject of a “disagreement” or a “reportable event” (as those terms are defined in Item 304(a)(1)(iv) and (v) of Regulation S-K respectively).

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Stockholder Vote Necessary to Ratify the Appointment of Forvis as our Independent Registered Public Accounting Firm

The affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to ratify the appointment of Forvis as our independent registered public accounting firm for the year ending December 31, 2026. Abstentions will have the same legal effect as a vote “against” this proposal. If you are a beneficial owner of shares held in street name and do not provide the broker, bank, trustee or other fiduciary who may hold your shares with specific voting instructions, the broker, bank, trustee or other fiduciary who may hold your shares will be entitled to vote the shares in its discretion with respect to the ratification of the appointment of Forvis as our independent registered public accounting firm, as this is a routine matter. The Board recommends that you vote “FOR” the ratification of the appointment of Forvis as our independent registered public accounting firm. Proxies properly signed and returned will be voted “FOR” this proposal unless you specify otherwise.

Accountant Fees

	2025	2024
Audit Fees(1)	$520,196	$479,850
Audit-Related Fees(2)	$24,150	$21,735
Tax Fees(3)	$11,288	$8,498
All Other Fees(4)	—	—

(1)	Audit fees include fees for professional services performed by Crowe for (i) the audit of the Company’s consolidated annual financial statements, (ii) the review of the interim condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10 Q, (iii) the services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, and (iv) other services that generally only the principal accountant can provide.

(2)	Audit-related fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include Crowe’s audits of our compliance with certain U.S. Department of Housing and Urban Development requirements and of Landmark Risk Management, Inc.

(3)	Tax fees include fees incurred for professional services rendered for tax compliance, tax advice, and tax planning, such as assistance with the preparation of our tax returns and guidance with respect to estimated tax payments relating to Landmark Risk Management, Inc.

(4)	All other fees include amounts billed for any other products or services offered by Crowe, including administrative, technology, and out-of-pocket costs which are primarily related to travel.

The Audit and Risk Committee, after consideration of these matters, does not believe that the rendering of these services by Crowe was incompatible with maintaining its independence as our principal accountant.

Audit and Risk Committee Pre-Approval Policy

Among other things, the Audit and Risk Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. We have adopted a pre-approval policy under which the Audit and Risk Committee approves in advance all audit and non-audit services to be performed by our independent registered public accounting firm. As part of its pre-approval policy, the Audit and Risk Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with the pre-approval policy, the Audit and Risk Committee has pre-approved certain specified audit and non-audit services to be provided by Crowe and, effective January 1, 2026, Forvis, for up to twelve months from the date of the pre-approval. All of the services referred to above for 2025 were pre-approved by the Audit and Risk Committee.

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Important Notice Regarding the Availability of Proxy Material for

the Stockholder Meeting to be Held on May 20, 2026

Full copies of the proxy statement, the proxy card and other materials for the annual meeting are available on the internet at www.landmarkbancorpinc.com. Stockholders will receive a full set of these materials through the mail from us or from your broker.

By order of the Board of Directors

/s/ Abigail M. Wendel
Abigail M. Wendel
President and Chief Executive Officer

Manhattan, Kansas

April 20, 2026

ALL STOCKHOLDERS ARE URGED TO SIGN

AND MAIL THEIR PROXIES OR VOTE BY TELEPHONE OR INTERNET PROMPTLY

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LANDMARK BANCORP, INC. VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 P.M., CT, on May 19, 2026.

Online
Go to **www.investorvote.com/LARK** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/LARK

Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed under Proposal 1, and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Against	Abstain
01 - David H. Snapp	☐	☐	☐
02 - Angela S. Hurt	☐	☐	☐
03 - Angelia K. Stanland	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: PLEASE DATE THIS PROXY CARD AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE RETURN YOUR SIGNED PROXY CARD IN THE ENCLOSED ENVELOPE.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

049PEC

2026 Annual Meeting Admission Ticket

2026 Annual Meeting of Landmark Bancorp, Inc. Stockholders

May 20, 2026, at 2:00 P.M., CT
Kansas State University Alumni Center
17th and Anderson Avenue, Manhattan, KS 66506

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Material for the Stockholder Meeting to Be Held on May 20, 2026.
Full copies of the proxy statement, the proxy card, the annual report and other materials for the annual meeting are available on the internet at www.edocumentview.com/LARK and http://investor.banklandmark.com/reports-and-ownership/annual-meeting-materials. Stockholders will receive a full set of these materials through the mail from Computershare on behalf of Landmark Bancorp, Inc. or from your broker.

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/LARK

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — LANDMARK BANCORP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF LANDMARK BANCORP, INC. TO BE HELD MAY 20, 2026

The stockholder(s) hereby appoint(s) Abigail M. Wendel and Mark A. Herpich, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the stockholder(s), to vote, as designated on the reverse side of this proxy, the number of shares of common stock that the stockholder(s) would be entitled to vote if then personally present at the annual meeting of stockholders of Landmark Bancorp, Inc., to be held on Wednesday, May 20, 2026, at 2:00 P.M., CT, or any adjournments or postponements of the meeting, upon the matters set forth in the notice of annual meeting and proxy statement, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED UNDER PROPOSAL 1, AND "FOR" PROPOSALS 2 AND 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.